Exhibit 99.1

2835 Miami Village Drive Miamisburg, OH 45342
NEWS RELEASE

For media information:	For investor information:

D’Anne Hotchkiss	Gregg Swearingen
(609) 433-1715	(937) 242-4600
danne.hotchkiss@teradata.com	gregg.swearingen@teradata.com

For Release on July 29, 2008

Technology Leaders Elected to Teradata Board of Directors

MIAMISBURG, Ohio – Teradata Corporation (NYSE: TDC ), the global leader in enterprise data warehousing, today announced the election of two technology company leaders to its Board of Directors, Peter Fiore and Cary T. Fu. Fiore and Fu will join the board as Class II directors effective as of July 29, 2008.

“Both of these executives bring extensive leadership experience in technology companies where they drove innovation and growth,” said James (Jim) Ringler, chairman, Teradata Corporation. “Their broad global experience and deep understanding of technology issues and strategies, with solid operations and financial management experience, position them as strong additions to the Teradata Board.”

Peter Fiore is president and chief executive officer of Crossbeam Systems, Inc., the leading provider of next generation network security platforms and appliances. Prior to joining Crossbeam in June 2007, Fiore was vice president of IBM’s Information Platform and Solutions business and was a member of IBM’s global leadership team. He joined IBM in 2005 as a result of IBM’s acquisition of Ascential Software Corporation, where he had served as president since its inception in July 2001. Earlier, he was president of Informix Business Solutions and executive vice president and general manager of Ardent Software (and its predecessor VMARK Software), where he led the company’s data warehousing unit. Fiore earned his Bachelor of Arts degree in engineering and applied sciences from Harvard College. He also serves on the boards of Crossbeam Systems, Inc. and Kadient, Inc.

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Cary T. Fu is chief executive officer of Benchmark Electronics, Inc., a leader in manufacturing and engineering services to original equipment manufacturers (OEMs) of computers and related products for business enterprises, medical devices, industrial control equipment, test and instrumentation products and telecommunications equipment. With two partners, Fu founded Benchmark in 1986, serving as chief financial officer for 15 years and as chief operating officer for four years. He was appointed chief executive officer in 2004 and has served on Benchmark’s Board of Directors since the company’s inception. Under Fu’s leadership, Benchmark grew into a multi-billion dollar company, which was fueled by seven major acquisitions and strategic organic expansion. He was also integrally involved in taking Benchmark public in 1990. Prior to joining Benchmark, Fu served as controller at Intermedics, Inc., a manufacturer and marketer of cardiac pacemakers and other biomedical products. Fu is a graduate of the University of Houston with a Master of Science in accounting and is a certified public accountant.

About Teradata Corporation

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

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Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.